EXHIBIT 4.44

CHARGE OVER SECURITIES

dated              April 2005

created by

TOM ONLINE INC.

as the Chargor

and

BANK OF CHINA (HONG KONG) LIMITED

as Lender

Ref: PXF/FTWL/L-099247

THE SCHEDULES

THIS DEED is dated              April 2005 and made between:

(1)	TOM ONLINE INC. a company incorporated in the Cayman Islands having a principal place of business in Hong Kong at 48th Floor, The Center, 99 Queen’s Road Central, Hong Kong as chargor (the “Chargor”); and

(2)	BANK OF CHINA (HONG KONG) LIMITED as lender (the “Lender”, which expression includes its successors and assigns).

Background

(A)	The Chargor is entering into this Deed in connection with the Finance Documents (as defined below).

(B)	The Board of Directors of the Chargor is satisfied that entering into this Deed is for the purposes and to the benefit of the Chargor and its business.

(C)	The Lender and the Chargor intend this document to take effect as a deed of the Chargor (even though the Lender only executes it under hand).

This Deed witnesses the following:

1.	INTERPRETATION

1.1	Definitions

In this Deed, unless a contrary indication appears, terms used in the Facility Letter have the same meaning and construction. In addition:

“Alternative Securities” means:

(a)	any Eligible Securities from time to time subject, or expressed to be subject, to the Charges; and

(b)	all rights relating to such Eligible Securities which are deposited with, or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including rights against any such person), in each case now or in the future owned by the Chargor or (to the extent of its interest) in which it now or in the future has an interest.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or registration.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Hong Kong.

“Charged Assets” means all or such part of the Securities and any Alternative Securities from time to time subject, or expressed to be subject, to the Charges. For the avoidance of doubt, the Charged Assets do not include all or any part of the Securities and any Alternative Securities released under Clause 5.4 (Permitted releases)

“Charges” means all or any of the Security created or expressed to be created by or pursuant to this Deed.

“Clearing Accounts” means the accounts and records which a Clearing System maintains or at any time in the future may open in the name of the Chargor in respect of any Charged Assets.

“Clearing System” means each of (i) Clearstream Banking, socíeté anonyme; (ii) Euroclear Bank S.A./N.V., as operator of the Euroclear System; (iii) the Hong Kong Monetary Authority acting as operator of the Central Moneymarkets Unit Service; (iv) the Depositary Trust Corporation, a New York Corporation; (v) the Central Clearing and Settlement System implemented by the Hong Kong Securities Clearing Company Limited and any other clearing system agreed by the Chargor and Lender.

“Companies Ordinance” means the Companies Ordinance (Cap. 32) of the Laws of Hong Kong.

“CPO” means the Conveyancing and Property Ordinance (Cap. 219) of the Laws of Hong Kong.

“Delegate” means a delegate or sub-delegate appointed under Clause 10.2 (Delegation).

“Eligible Issuer” means any banks or sovereigns or supranational institution rated AAA by Standard & Poor’s Ratings Group or such other credit rating agencies acceptable to the Lender.

“Eligible Securities” means bonds, notes or other debt securities:

(a)	rated AAA by Standard & Poor’s Ratings Group or such other credit rating agencies acceptable to the Lender;

(b)	issued by an Eligible Issuer; and

(c)	the maturity date of which is on or before 31 December 2009.

“Enforcement Event” means one of the events or circumstances mentioned in Clause 8 (Enforcement Events).

“Facility Letter” means the facility letter dated 27 April 2005 issued by the Lender to, and acknowledge by, the Chargor.

“Finance Documents” means:

(a)	the Facility Letter;

(b)	this Deed; and

(c)	any document designated by the Chargor and the Lender as a Finance Document.

“GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Interest” means all present and future:

(a)	interest and distributions of any kind and any other cash or securities or investments received or receivable in respect of any of the Charged Assets; and

(b)	all other rights attaching to, deriving from, relating to or exercisable by virtue of the ownership of any of the Charged Assets.

“Liabilities” means all present and future moneys, debts and liabilities due, owing or incurred by the Chargor to the Lender under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently and whether as principal, surety or otherwise).

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition, assets, prospects or business of the Chargor;

(b)	the ability of the Chargor to perform and comply with its obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to this Deed or on the priority and ranking of any of the Charges.

“Market Value” means the daily closing price of the Charged Assets so long as they are listed on a stock exchange (as derived from the daily quotation sheet of The Stock Exchange of Hong Kong Limited or equivalent sheet or list on such other stock exchange on which the Charged Assets are listed) on the dealing day immediately preceding such date multiplied by the number of the relevant Charged Assets. If the Charged Assets are not listed on a stock exchange, the Market Value of such Charged Assets shall be determined, at the expense of the Chargor, by valuation made by a reputable, professional valuers appointed by the Lender and shall be made on the basis as reasonably determined by such professional valuers and the Lender.

“Original Financial Statements” means in relation to the Chargor, its audited consolidated financial statements for its financial year ended 31 December 2004.

“Party” means a party to this Deed and includes its successors in title, permitted assigns and permitted transferees.

“Release Request” means a notice substantially in the form set out in Schedule 4 (Form of Release Request).

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Value” means in respect of the Charged Assets and any Alternative Securities which are (or are intended to be) Charged Assets, the lower of the Market Value and the face value of that the Charged Assets and such Alternative Securities.

“Securities” means:

(a)	all securities and investments described in Schedule 2 (Securities); and

(b)	all rights relating to those securities and investments mentioned in paragraph (a) above which are deposited with, or registered in the name of, any depositary, custodian, nominee, clearing house or system, investment manager, chargee or other similar person or their nominee, in each case whether or not on a fungible basis (including rights against any such person), in each case owned by the Chargor or (to the extent of its interest) in which it has an interest.

“Securities Certificates” means the certificates or documents which evidenced the ownership of the Charged Assets or representing the Charged Assets.

“Subsidiary” means in relation to any company, corporation or other legal entity, (a “holding company”), a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another Subsidiary of the holding company,

and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Winding-up” of a person also includes the amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation of that person, and any analogous procedure or step in any jurisdiction.

1.2	Construction

(a)	Any reference in this Deed to:

(i)	“assets” includes present and future properties, revenues and rights of every description;

(ii)	a “Finance Document” or any other agreement, deed or instrument is to a reference to that Finance Document or other agreement, deed or instrument as amended or novated;

(iii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(iv)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(v)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vi)	a provision of law is a reference to that provision as amended or re-enacted from time to time unless the context requires otherwise;

(vii)	words importing the singular number shall include the plural number and vice versa, words importing the masculine, feminine gender or neuter gender shall include the others of them; and

(viii)	unless otherwise stated, references to Clauses and Schedules are to clauses of and schedules to this Deed.

(b)	The terms of Schedule 3 (CCASS definitions) shall apply, in addition to all other terms of this Deed, to any Charged Assets held or to be held (whether by the Chargor, the Lender, any nominee or delegate or any other person) through the Central Clearing and Settlement System established and operated by the Hong Kong Securities Clearing Company Limited.

(c)	Clause and Schedule headings are for ease of reference only.

(d)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Deed.

(e)	An Enforcement Event is “continuing” if it has not been waived.

2.	SECURITY

2.1	Equitable Charge

The Chargor as beneficial owner of the Securities and as legal and beneficial owner of the Clearing Accounts and as continuing security for the due and punctual payment and discharge of all Liabilities:

(a)	charges in favour of the Lender by way of first fixed charge, all its rights, title and interest present and future in and to the Charged Assets and Interest except to the extent that the rights will be subject to an assignment under paragraph (c) below;

(b)	charges, assigns and agrees to assign absolutely to the Lender by way of a first fixed charge, all its right, title and interest present and future in respect of or represented by the Clearing Accounts except to the extent that the rights will be subject to an assignment under paragraph (c) below; and

(c)	assigns, and agrees to assign absolutely to the Lender all its rights (including those rights it may have against a nominee), present and future relating to any of the Charged Assets and Clearing Accounts, including without limitation:

(i)	its rights against a Clearing System, including rights relating to or against any depositary, custodian, nominee, clearing house or system, investment manager or similar person with whom any of the Charged Assets may be deposited to the extent of those Charged Assets;

(ii)	rights it may have against any person to require delivery to it of any of the Charged Assets;

(iii)	rights (contractually or otherwise) to give instructions relating to the Charged Assets or Clearing Accounts; and

(iv)	all claims for damages and rights to receive moneys due or to become due for any reason whatsoever in respect of any of the Charged Assets or Clearing Accounts including those rights it may have against a nominee or Delegate.

2.2	Further documents

The Chargor shall, together with the delivery of any Charged Assets to the Lender deliver to the Lender, or as it directs, any documents relating to such Charged Assets and Clearing Accounts which the Lender requires. Subject to the terms of this Deed, the Chargor agrees that at any time after the date of this Deed, the Lender may, at the cost of the Chargor, instruct the relevant Clearing System to transfer those Charged Assets that are deposited therein into an account in the name, or nominated by, the Lender.

2.3	Retention of documents

The Lender shall be entitled to continue to hold any document delivered to it pursuant to Clause 3.3 (Delivery of documents) until the Charges are released and if, for any reason, it releases any such document to the Chargor before such time, it may by notice to the Chargor require that such document be redelivered to it and the Chargor shall immediately comply with that requirement or procure that it is complied with.

3.	RESTRICTIONS AND FURTHER ASSURANCE

3.1	Security

The Chargor shall not create or permit to subsist any Security over the Charged Assets except the Charges.

3.2	Disposal

The Chargor shall not (nor agree to) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, withdraw, transfer or otherwise dispose of the Charged Assets except as permitted by Clause 5 (Mark-to-Market Arrangements) save, in the case of Interest, as permitted by Clause 4.3 (Interest).

3.3	Delivery of documents

In addition to the requirements under Clause 2.2 (Further Documents) the Chargor shall deliver or procure that there shall be delivered to the Lender such documents relating to the Securities as the Lender requires and the following documents (in form and substance satisfactory to the Lender) upon execution of this Deed which may be held by the Lender until the Charge is released:

(a)	in respect of any Securities that are not in a Clearing System,

(i)	valid and duly issued Securities Certificates in respect of those Securities;

(ii)	duly executed transfer form in respect of those Securities but with the dates and names of the transferees left blank; and

(iii)	all other documents necessary or conducive to enable the Lender to register such Securities in its name or in the name of its nominees;

(b)	in respect of those Securities that are to be deposited into a Clearing System, all other documentation (including, without limitation, duly executed transfer form in respect thereof, duly signed and completed) required to enable those Securities to be deposited into that Clearing System;

(c)	in respect of those Securities that are in a Clearing System, such documents as are necessary to procure that those Charged Assets will be credited to the Lender or, as appropriate, its nominee’s relevant securities account with that Clearing System.

3.4	Perfection and registration

The Chargor will (and, if applicable, will procure that its nominees):

(a)	in relation to any Charged Assets that are not deposited into a Clearing System, immediately upon the completion of any transfer of Charged Assets to the Lender or its nominee, use reasonable endeavours to procure the registration of those transfers in the books of the company and the entry of the Lender and/or its nominee in the register of securities (if any) of that company as the holder of such Charged Assets; and

(b)	in respect of any Alternative Securities (if any) which become subject to the Charges after the date of this Deed that are not in a Clearing System:

(i)	valid and duly issued Securities Certificates in respect of those Alternative Securities;

(ii)	duly executed transfer form in respect of those Alternative Securities but with the dates and names of the transferees left blank; and

(iii)	all other documents necessary or conducive to enable the Lender to register such Alternative Securities in its name or in the name of its nominees;

(c)	in respect of those Alternative Securities (if any) which become subject to the Charges after the date of this Deed that are to be deposited into a Clearing System, provide the Lender with all documentation (including, without limitation, duly executed transfer form in respect thereof, duly signed and completed) required to enable such Alternative Securities to be deposited in that Clearing System as eligible securities; and

(d)	in respect of those Alternative Securities (if any) which become subject to the Charges after the date of this Deed that are in a Clearing System, arrange for such Alternative Securities to be credited to the Lender’s or its nominee’s securities account.

3.5	Further assurance

The Chargor shall promptly do whatever the Lender requires:

(a)	to perfect or protect the Charges or the priority of the Charges; or

(b)	to facilitate the realisation of the Charged Assets or the exercise of any rights vested in the Lender or any Delegate,

including executing any transfer, conveyance, charge, mortgage, assignment or assurance of the Charged Assets (whether to the Lender or its nominees or otherwise), making any registration and giving any notice, order or direction.

4.	CHARGED SECURITIES

4.1	Voting and other rights

Subject to Clause 4.2 (Voting and other Rights if the Charges become Enforceable), the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Charged Assets as it sees fit provided that:

(a)	it does so for a purpose not inconsistent with any Finance Document; and

(b)	the exercise or failure to exercise those rights would not have an adverse effect on the value of the Charged Assets and would not otherwise prejudice the interests of the Lender.

4.2	Voting and other rights if the Charges become Enforceable

At any time while an Enforcement Event is continuing:

(a)	the Lender shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Charged Assets as it sees fit; and

(b)	the Chargor shall comply or procure the compliance with any directions of the Lender in respect of the exercise of those rights and shall promptly execute and/or deliver to the Lender such forms of proxy as it may require in connection with that exercise.

4.3	Interest

(a)	Until the Charges become enforceable, the Chargor shall be entitled to retain any cash income derived from the Charged Assets as an ordinary distribution. Thereafter, the Chargor shall hold any such cash income received by it on trust for the Lender and pay the same immediately to the Lender as it may direct. The Lender shall be entitled to apply the same towards the payment of the Liabilities in such manner as it sees fit.

(b)	After the Charges have become enforceable, the Chargor will direct that any Interest or other payments which it or its nominee as holder thereof may be entitled to receive in respect of any of the Charged Assets be paid to the Lender for payment of the Liabilities in accordance with the relevant provisions in the Facility Letter.

4.4	Payment of Interest

The Chargor shall promptly notify the Lender of the declaration, payment, allotment, offer or issue of any Interest.

4.5	Communications

The Chargor shall promptly deliver to the Lender a copy of every circular, notice, report, set of accounts or other documents received by it or its nominee in connection with the Charged Assets or in connection with or from the issuer of any of the Charged Assets.

4.6	Power of Attorney

If any of the Charged Assets is not held in the Chargor’s name other than pursuant to this Deed, the Chargor shall promptly execute and deliver to the Lender an irrevocable power of attorney, expressed to be given by way of security and executed as a deed by the person in whose name such Charged Assets is held. That power of attorney shall appoint the Lender and every Delegate the attorney of the holder and shall be in such form as the Lender requires.

5.	MARK-TO-MARKET ARRANGEMENTS

5.1	Loan-to-value ratio

The Chargor shall ensure that the aggregate principal amount of the outstanding Loan at any time does not exceed 95% of the aggregate Security Value of the Charged Assets.

5.2	Replacement of Securities

(a)	If the Chargor is not in compliance with Clause 5.1 (Loan-to-value ratio), the Chargor shall, as soon as reasonably practicable and in any event within 14 Business Days following receipt of notice from the Lender specifying such breach:

(i)	repay such part of the Loan; and/or

(ii)	provide additional Eligible Securities as security for the Liabilities in favour of the Lender,

in each case in an amount or as to a Security Value reasonably determined by the Lender so as to ensure that the amount of the Loan does not exceed 95% of the Security Value of the Charged Assets.

(b)	In the event when the rating of any of the Charged Assets drops below AA- (rated by Standard & Poor’s Rating Group), the Chargor shall within 14 Business Days of such decrease of rating:

(i)	repay such part of the Loan; or

(ii)	with the prior written consent of the Lender (whose consent shall not be unreasonably withheld), replace the downgraded Charged Assets with other Eligible Securities which has a face value at least equal to the face value of the downgraded Charged Assets, in each case in an amount or as to a Security Value reasonably determined by the Lender so as to ensure that the amount of the Loan does not exceed 95% of the aggregate Security Value of the Charged Assets.

(c)	Subject to Clause 5.3 (Permitted releases), after obtaining consent of the Lender (whose consent shall not be unreasonably withheld), the Chargor may replace all or any part of the Charged Assets with other Eligible Securities.

(d)	In the event that any Alternative Securities that are charged pursuant to paragraph (a), (b) or (c) above are owned:

(i)	by any person who is not the Chargor, that person will be required to execute a deed of accession pursuant to this Deed in a form and substance satisfactory to the Lender; or

(ii)	by the Chargor but such Alternative Securities are not be fully covered by the Charges:

(A)	execute any other documents necessary to create or perfect Security over those Alternative Securities; and

(B)	provide any other necessary documents and perform any other relevant acts and things as may be reasonably required by the Lender for creating or perfecting Security over those Alternative Securities.

5.3	Permitted releases

(a)	In the event when the Chargor is entitled to replace all or any part of the Charged Assets with other Eligible Securities under Clause 5.2(b) or (c) (Replacement of Securities), the Chargor shall issue a Release Request to the Lender and the Lender will, subject to the signing of any document(s) that is/are necessary for such release and subject to paragraph (b) below, on receiving that Release Request, arrange for the relevant release, which shall take place simultaneously with such replacement of Charged Assets.

(b)	The Lender will arrange for a release under paragraph (a) above if it is satisfied that the following conditions have been complied with:

(i)	upon the replacement of such Charged Assets with other Eligible Securities under Clause 5.2(b) or (c) (Replacement of Securities), the aggregate principal amount of the outstanding Loan would not exceed 95% of the Security Value of the Charged Assets as at such date of replacement;

(ii)	the replacement Eligible Securities will be subject to the Charges;

(iii)	the Release Request is accompanied by a certificate signed by a director of the Chargor confirming that no Enforcement Event has occurred which is continuing on the date of that Release Request or will occur as a result of the requested release;

(iv)	no Enforcement Event has occurred which is continuing on the date of the Release Request and no Enforcement Event occurs on or before the date of that release or will occur as a result of that release;

(v)	the Chargor may not submit more than two Release Requests in any one week.

(c)	Subject to compliance with paragraphs (a) and (b) above, the Lender will arrange for the release all or such part of the Charged Assets to be completed as soon as reasonably practicable, but in any event not later that 7 Business Days after receiving a Release Request and each accompanying certificate referred to under sub-clause (b)(iv) above. The Chargor shall deliver the replacing Eligible Securities at the same time as the release of all or such part of the Charged Assets.

6.	GENERAL UNDERTAKINGS

6.1	Authorisations

(a)	The Chargor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

(b)	The Chargor shall promptly make the registrations specified at the end of Clause 7.5 (Validity and admissibility in evidence) within any prescribed time limit(s).

6.2	Compliance with laws

The Chargor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

6.3	No prejudicial conduct

The Chargor shall not do, or permit to be done, anything which could prejudice the Charges.

6.4	Information

The Chargor shall:

(a)	notify the Lender of:

(i)	the occurrence of any Enforcement Event or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of the foregoing) be an Enforcement Event (and of the steps, if any, being taken to remedy it) promptly upon becoming aware of it; and

(ii)	any litigation, arbitration or administrative proceeding referred to in Clause 7.14 (No proceedings pending or threatened);

(b)	promptly deliver to the Lender such further information regarding the financial condition, business and operations of it as the Lender may reasonably request.

6.5	Merger

The Chargor shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

6.6	Books of Account

The Chargor shall keep proper records and books of account in respect of its business.

6.7	Discharge other debts

The Chargor shall punctually pay and discharge all debts and obligations which by law have priority over the Charges.

6.8	Eligible Securities

The Chargor shall ensure that all assets charged or to be charged under this Deed are Eligible Securities.

6.9	Depreciation of Charged Assets

The Chargor shall not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value of the Charged Assets.

6.10	Registration at Companies Registry

If the Charges are required to be registered under section 80 or 91 of the Companies Ordinance, the Chargor shall ensure that details of this Deed are registered, either by or on behalf of the Lender or by the Chargor (in a form satisfactory to the Lender), with the Hong Kong Companies Registry within 5 weeks of the date of this Deed.

7.	REPRESENTATIONS AND WARRANTIES

The Chargor makes the representations and warranties set out in this Clause 7 to the Lender on the date of this Deed or, in relation to any Alternative Securities delivered to the Lender after the date of this Deed, on the date of such delivery.

7.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

7.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable, subject to:

(a)	any general principles of law limiting its obligations or the enforceability of the Security expressed to be created by any Finance Document which are specifically referred to in any legal opinion delivered pursuant to a Finance Document; or

(b)	in the case of this Deed, the requirements specified at the end of Clause 7.5 (Validity and admissibility in evidence).

7.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its assets,

nor (except for the Charges) result in the existence of, or oblige it to create, any Security over any of its assets.

7.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

7.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Charges and to ensure that the Charges have and will have the priority and ranking which they are expressed to have, have been obtained or effected and are in full force and effect save for the making of the appropriate registrations of this Deed with the Hong Kong Companies Registry (if required) and the entering of the Charges in its Register of Mortgages and Charges at its registered office.

7.6	Governing law and enforcement

(a)	The choice of Hong Kong law as the governing law of this Deed will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in Hong Kong in relation to this Deed will be recognised and enforced in its jurisdiction of incorporation.

7.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

7.8	No filing or stamp Taxes

Save and except for the registration (if required) under Clause 7.5 (Validity and admissibility in evidence) under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction.

7.9	No default

(a)	No Enforcement Event or event or circumstance which would (with the expiry of a grace period (if any), the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Enforcement Event is continuing, or might reasonably be expected to result from the entry into or performance of, or the transactions contemplated by, any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

7.10	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations as at the end of and for the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition since 31 December 2004.

7.11	Ranking

(a)	Subject to the requirements specified at the end of Clause 7.5 (Validity and admissibility in evidence) this Deed creates in favour of the Lender the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

7.12	Ownership

(a)	The Chargor is the sole, absolute, beneficial owner of the Securities.

(b)	Except as permitted by Clause 3.2 (Disposals), the Chargor has not sold or otherwise disposed of the Securities nor agreed to do so.

(c)	Prior to any transfer to the Lender or its nominee, the relevant Clearing System is the legal owner of those Securities that are deposited with such Clearing System.

7.13	Fully Paid

There are no moneys or liabilities outstanding or payable in respect of any of the Securities.

7.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

7.15	No existing Security

Except for the Charges, no Security exists on or over the Securities.

7.16	Winding-up

No meeting has been convened, order made or resolution passed for its Winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding for its Winding-up.

7.17	Repetition

Each of the representations and warranties in Clauses 7.1 (Status), 7.6 (Governing law and enforcement) and 7.9 (No default) to 7.14 (No proceedings pending or threatened) are deemed to be made by the Chargor by reference to the facts and circumstances then existing at all times during the continuance of this Security provided that if any Alternative Securities are delivered to the Lender in accordance with the terms of this Deed, the references to “Securities” in Clause 7.12 (Ownership) shall also include references to “Alternative Securities” so delivered.

8.	ENFORCEMENT EVENTS

Each of the following is an Enforcement Event:

8.1	Ownership of the Chargor

The Chargor is not or ceases to be a Subsidiary of TOM Group Limited.

8.2	Events of Default

Any Event of Default under the Facility Letter.

8.3	Security not in full force

The Charges or any part of them cease to be in full force and effect or are terminated or jeopardised or become invalid or unenforceable or there is any dispute regarding them or there is any purported termination of them or it becomes impossible or unlawful for the Chargor to perform any of its obligations under this Deed or for the Lender to exercise all or any of its rights, powers or remedies under this Deed.

8.4	Authorisations ceased

Any of the Authorisations required from the government or other authorities (in connection with the execution, validity or performance of this Deed) is not granted or ceases to be in full force and effect; or if any law, regulation, judgment or order suspends, varies, excuses or terminates the Chargor’s obligations under this Deed.

8.5	Clearing Systems

The Chargor fails to comply in any material respect with any of its obligations under the rules of any relevant Clearing System which would have a material adverse effect on the ability of the Lender to exercise rights under this Deed.

8.6	Similar effect

Any event which has a similar effect to any of the events in this Clause 8 occurs in relation to any third party which has (in the present or future) provided security for or guaranteed or provided an indemnity in respect of any Liabilities.

9.	ENFORCEMENT

9.1	When enforceable

As between the Chargor and the Lender the Charges shall be enforceable, on the occurrence of an Enforcement Event and the Lender:

(a)	may enforce all or any part of any Charges (at the times, in the manner and on the terms it thinks fit) and take possession and hold or dispose of all or any part of the Charged Assets; and

(b)	whether or not it has appointed a receiver, to the extent that such powers, authorities and discretions given to mortgagees and receivers by the CPO are applicable to the Charged Assets, may exercise all or any of the powers, authorities and discretions given to mortgagees and receivers by the CPO as varied or extended by this Deed or otherwise conferred by law.

9.2	Power of sale

To the extent that such provisions in the CPO are applicable to the Charged Assets, the statutory power of sale, of appointing a receiver and the other statutory powers conferred on mortgagees by Section 51 (Powers of Mortgagee and Receiver) and Section 53 (Sale by Mortgagee) of the CPO and the Fourth Schedule (Powers of Mortgagee and Receiver) to the CPO as varied and extended by this Deed shall arise on the date of this Deed and no restriction imposed by any ordinance or other statutory provision in relation to the exercise of any power of sale shall apply to this Deed.

9.3	No requirement of notice period

The Lender is not required to give any prior notice of non-payment or default to the Chargor before enforcing the Charges, there is no minimum period for which Liabilities must remain due and unpaid before the Charges can be enforced and Paragraph 11 of the Fourth Schedule to the CPO (Powers of Mortgagee and Receiver) (and any similar provision under other laws) does not apply to this Deed.

9.4	No Liability as mortgagee in possession

Nothing done by or on behalf of the Lender pursuant to this Deed shall render it liable to account as a mortgagee in possession for any sums other than actual receipts.

9.5	Wide construction of enforcement powers

The powers of the Lender under this Deed shall be construed in the widest possible sense and all Parties intend that the Lender shall have as wide and flexible a range of powers as may be conferred (or, if not expressly conferred, as is not restricted) by any applicable law.

10.	LENDER ‘S RIGHTS

10.1	Rights of Lender

At any time after the Charges become enforceable, the Lender shall have the rights set out in Schedule 1 (Rights of Lender).

10.2	Delegation

The Lender may delegate in any manner to any person any rights exercisable by the Lender under any Finance Document. Any such delegation may be made upon such terms and conditions (including power to sub-delegate) as the Lender thinks fit.

10.3	Realisation

(a)	If the Lender exercises the rights conferred on it by paragraph (b) of Schedule 1 (Rights of Lender) the same shall not be treated as an absolute appropriation of or foreclosure on the Charged Assets to the exclusion of the Chargor and in extinguishment of its interests therein, unless the Lender shall otherwise notify the Chargor (whether before or after the relevant appropriation or foreclosure has been effected), in which latter event any such appropriation or foreclosure shall be treated as a sale of the Charged Assets at a fair market value and the Liabilities shall be reduced by an equivalent amount.

(b)	In any disposal pursuant to paragraph (b) of Schedule 1 (Rights of Lender), the Lender may, provided that they shall first have used reasonable efforts to dispose of the relevant Charged Assets or rights to third parties subject to compliance with any rules or regulations laid down by any governmental or other agency or authority, themselves purchase the whole or any part of the Charged Assets or rights disposed of free from any rights of redemption on the part of the Chargor which are hereby waived and released.

11.	ORDER OF DISTRIBUTIONS

11.1	Application of proceeds

All amounts received or recovered by the Lender or any Delegate in exercise of their rights under this Deed shall be applied in the order provided in Clause 11.2 (Order of distributions).

11.2	Order of distributions

The order referred to in Clause 11.1 (Application of proceeds) is (subject to Clause 15.5 (Appropriations)):

(a)	in or towards the payment of all reasonable costs, losses, liabilities and expenses of and incidental to the appointment of any Delegate and the exercise of any of his rights, including his remuneration and all reasonable outgoings paid by him;

(b)	in or towards the payment of the Liabilities in such order as the Lender thinks fit; and

(c)	in payment of any surplus to the Chargor or other person entitled to it.

12.	LIABILITY OF LENDER AND DELEGATES

(a)	Neither the Lender nor any Delegate shall (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or otherwise) be liable to the Chargor or any other person for any costs, losses, liabilities or expenses relating to the realisation of any Charged Assets or from any act, default, omission or misconduct of the Lender, any Delegate or their respective officers, employees or agents in relation to the Charged Assets or in connection with the Finance Documents except to the extent caused by its or his own gross negligence or wilful misconduct.

(b)	Nothing in this Deed shall be construed as placing on the Lender any liability whatsoever in respect of any calls, instalments or other payments relating to any of the Charged Assets or any rights, shares or other securities accruing, offered or arising as aforesaid, and the Chargor shall indemnify the Lender in respect of all calls, instalments or other payments relating to any of the Charged Assets owned by it and to any rights, shares and other securities accruing, offered or arising as aforesaid in respect of any of the Charged Assets.

13.	POWER OF ATTORNEY

13.1	Appointment

The Chargor by way of security irrevocably appoints the Lender and every Delegate severally as its attorney (with full power of substitution), on its behalf and in its name or otherwise, at such time and in such manner as the attorney thinks fit:

(a)	to do anything which the Chargor is obliged to do (but has not done) under any Finance Document to which it is party (including to execute charges over, transfers, conveyances, assignments and assurances of, and other instruments, notices, orders and directions relating to, the Charged Assets); and

(b)	to exercise any of the rights conferred on the Lender or any Delegate in relation to the Charged Assets or under any Finance Document, the CPO, the Companies Ordinance or generally under Hong Kong law.

13.2	Ratification

The Chargor ratifies and confirms and agrees to ratify and confirm whatever any such attorney shall do in the exercise or purported exercise of the power of attorney granted by it in Clause 13.1 (Appointment).

14.	PROTECTION OF THIRD PARTIES

14.1	No duty to enquire

No person dealing with the Lender or any Delegate shall be concerned to enquire:

(a)	whether the power or rights conferred by or pursuant to any Finance Document are exercisable;

(b)	whether any consents, regulations, restrictions or directions relating to such rights have been obtained or complied with;

(c)	otherwise as to the propriety or regularity of acts purporting or intended to be in exercise of any such rights; or

(d)	as to the application of any money borrowed or raised.

14.2	Protection to purchasers

To the extent that such provisions in the CPO are applicable to the Charged Assets and subject to the provisions of this Deed, all the protection to purchasers contained in Sections 52 (Protection of purchaser), 53 (Sale by mortgagee) and 55 (Mortgagee’s receipt) of the CPO or in any other applicable legislation shall apply to any person purchasing from or dealing with the Lender or any Delegate.

15.	SAVING PROVISIONS

15.1	Continuing Security

Subject to Clause 16 (Discharge of Security), the Charges are continuing Security and will extend to the ultimate balance of the Liabilities, regardless of any intermediate payment or discharge in whole or in part.

15.2	Reinstatement

If any payment by the Chargor or any discharge given by the Lender (whether in respect of the obligations of any person or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of the Chargor and the Charges shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	the Lender shall be entitled to recover the value or amount of that security or payment from the Chargor, as if the payment, discharge, avoidance or reduction had not occurred.

15.3	Waiver of defences

Neither the obligations of the Chargor under this Deed nor the Charges will be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under any Finance Document or any of the Charges (without limitation and whether or not known to it or the Lender including:

(a)	any time, waiver or consent granted to, or composition with, the Chargor or any other person;

(b)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any such person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce any rights against, or security over assets of, the Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any death, mental or other incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status or constitution of the Chargor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency, bankruptcy, liquidation, winding-up or similar proceedings; or

(h)	any other Security, guarantee or indemnity now or thereafter held by the Lender or any other person in respect of the Liabilities or any other liabilities.

15.4	Immediate recourse

The Chargor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Chargor under this Deed. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.5	Appropriations

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated, the Lender (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Lender (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Chargor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

15.6	Deferral of Chargor’s rights

Until all the Liabilities have been irrevocably paid in full and all facilities which might give rise to Liabilities have terminated and unless the Lender otherwise directs, the Chargor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by any person;

(b)	to claim any contribution from any other provider of Security for or any other guarantor of any person’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any guarantee or other security taken pursuant to, or in connection with, the Finance Documents by the Lender.

15.7	Additional Security

The Charges are in addition to and are not in any way prejudiced by any other guarantees or security now or subsequently held by the Lender.

15.8	Tacking

The Lender shall comply with its obligations under the Finance Documents (including any obligation to make further advances).

16.	DISCHARGE OF SECURITY

16.1	Partial Release

Subject to Clauses 3.1 (Security), 3.2 (Disposal), 16.3 (Retention of Security) and all the other terms of the Finance Documents, the Lender may, at the request and cost of the Chargor release, reassign or discharge (as appropriate) from the Charges those Charged Assets which are permitted to be released, reassigned or discharged under Clause 5 (Mark-to-Market Arrangements).

16.2	Final redemption

(a)	Subject to Clause 16.3 (Retention of security), if the Lender is satisfied that all the Liabilities have been irrevocably paid in full and that all facilities which might give rise to Liabilities have terminated, the Lender shall at the request and cost of the Chargor release, reassign or discharge (as appropriate) the Charged Assets from the Charges.

(b)	For those Charged Assets which have been transferred and registered under the name of the Lender or its nominee, the Lender shall only be obliged to return the Securities Certificate or rights in respect of any Clearing System then representing the Charged Assets not yet disposed of or realised by the Lender pursuant to its powers under this Deed (but not the original Securities Certificates originally delivered to the Lender by the Chargor) with the instruments of transfer duly executed in favour of the Chargor or such other person as the Chargor may direct.

16.3	Retention of security

If the Lender considers that any amount paid or credited to it under any Finance Document is capable of being avoided or otherwise set aside on the Winding-up of the Chargor or any other person, or otherwise, that amount shall not be considered to have been paid for the purposes of determining whether all the Liabilities have been irrevocably paid.

16.4	Consolidation

Any restrictions on the consolidation of Security shall be excluded to the fullest extent permitted by law and the Lender shall, so far as it is lawful and subject to other provisions of this Deed, be entitled to consolidate all or any of the Charges with any other Security whether in existence on the date of this Deed or in the future.

17.	EXPENSES, STAMP DUTY AND INTEREST

17.1	Transaction expenses

The Chargor shall promptly on demand pay the Lender the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing and execution of:

(a)	this Deed and any other documents referred to in this Deed; and

(b)	any other Finance Documents.

17.2	Amendment costs

If the Chargor requests an amendment, waiver or consent the Chargor shall, within three Business Days of demand, reimburse the Lender for the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by the Lender in responding to, evaluating, negotiating or complying with that request.

17.3	Enforcement costs

The Chargor shall, within three Business Days of demand, pay to the Lender the amount of all costs, losses, liabilities and expenses (including legal fees) incurred by the Lender or any Delegate in relation to any Finance Document (including the administration, protection, realisation, enforcement or preservation of any rights under or in connection with any Finance Document, or any consideration by the Lender as to whether to realise or enforce the same, and/or any amendment, waiver, consent or release).

17.4	Stamp taxes

The Chargor shall pay and, within three Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document and any of the transactions contemplated under the Finance Documents.

17.5	Default interest

If the Chargor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate set out in the Facility Letter.

18.	PAYMENTS

18.1	Demands

Any demand for payment made by the Lender shall be valid and effective even if it contains no statement of the relevant Liabilities or an inaccurate or incomplete statement of them.

18.2	Payments

All payments by the Chargor under this Deed (including damages for its breach) shall be made in the currency under which the Loan is denominated and to such account, with such financial institution and in such other manner as the Lender may direct.

18.3	Continuation of accounts

At any time after:

(a)	the receipt by the Lender of notice (either actual or otherwise) of any subsequent Security affecting the Charged Assets; or

(b)	any step is taken in relation to the Winding-up of the Chargor,

the Lender may open a new account in the name of the Chargor with the Lender (whether or not it permits any existing account to continue). If the Lender does not open such a new account, it shall nevertheless be treated as if it had done so when the relevant event occurred. No moneys paid into any account, whether new or continuing, after that event shall discharge or reduce the amount recoverable pursuant to any Finance Document to which the Chargor is party.

18.4	Subrogation

So long as any Charge remains outstanding:

(a)	any rights of the Chargor, by reason of the performance of any of its obligations under this Deed, the enforcement of any of the Charges or any action taken pursuant to any rights conferred by or in connection with this Deed, to be indemnified by any person, to prove in respect of any liability in the Winding-up of any person or to take the benefit of or enforce any Security, guarantees or indemnities, shall be exercised and enforced only in such manner and on such terms, as the Lender may require; and

(b)	any amount received or recovered by the Chargor (i) as a result of any exercise of any such rights or (ii) in the Winding-up of any person shall be held in trust for and immediately paid to the Lender.

19.	TAX GROSS UP AND INDEMNITIES

19.1	Definitions

(a)	In this Clause 19:

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by the Chargor to the Lender under Clause 19.2 (Tax gross-up) or a payment under Clause 19.3 (Tax indemnity).

(b)	In this Clause 19 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

19.2	Tax gross-up

(a)	The Chargor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Chargor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Lender accordingly.

(c)	If the Tax Deduction is required by law to be made by the Chargor, the amount of the payment due from the Chargor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Chargor is required to make a Tax Deduction, the Chargor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Chargor shall deliver to the Lender evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

19.3	Tax indemnity

(a)	The Chargor shall (within three Business Days of demand by the Lender) pay to the Lender and any Delegate an amount equal to the loss, liability or cost which it has (directly or indirectly) suffered for or on account of Tax by it (other than any Tax that is chargeable on the profits of the Lender).

(b)	Paragraph (a) above shall not apply with respect to any Tax assessed on the Lender (other than any Tax that is chargeable on the profits of the Lender):

(i)	under the law of the jurisdiction in which the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Lender’s office through which it is acting in connection with this Deed is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender.

19.4	Tax Credit

If the Chargor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained that Tax Credit,

the Lender shall pay an amount to the Chargor which the Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Chargor.

20.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Deed will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

21.	OTHER INDEMNITIES

21.1	Currency indemnity

(a)	If any sum due from the Chargor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Chargor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Chargor shall as an independent obligation, within three Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.

(b)	The Chargor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

21.2	Other indemnities

(a)	The Chargor shall indemnify the Lender and any Delegate against all losses, liabilities, damages, costs and expenses incurred by it or them in the execution or performance of the terms and conditions of this Deed and against all actions, proceedings, claims, demands, costs, charges and expenses which may be incurred, sustained or arise in respect of the non-performance or non-observance of any of the undertakings and agreements of the Chargor in this Deed or in respect of any matter or thing done or omitted relating in any way whatsoever to the Charged Assets, including without limitation, losses, liabilities, damages, costs and expenses (on a full indemnity basis) suffered or incurred in connection with:

(i)	the perfection, preservation, protection, enforcement, realisation or exercise, or attempted perfection, preservation, protection, enforcement, realisation or exercise, of any Security created, or any powers conferred, by this Deed or by law;

(ii)	the exchange of any Securities Certificate(s) or other documents of title in respect of the Charged Assets of any denomination(s) for any Securities Certificate(s) or other documents of title of other denomination(s);

(iii)	the deposit of any Charged Assets with a Clearing System;

(iv)	custody of the Charged Assets in the name of the Lender or its nominee in a Clearing System, withdrawal of any Charged Assets by the Lender or its nominee out of a Clearing System, or clearing or settlement of any Charged Assets by the Lender or its nominee in a Clearing System, including without limitation, all fees, charges, expenses and disbursements payable by the Lender and/or its nominee in connection with the Charged Assets under the general rules of that Clearing System, and any liability of the Lender or its nominee to a Clearing System in connection with the Charged Assets; and/or

(v)	any Charged Assets being deemed not to be freely transferable or deliverable or to be defective,

and, for the avoidance of doubt, each of the indemnities in this paragraph shall survive for a period of 24 months after the date of discharge of the Liabilities.

(b)	The Lender may retain, out of any money in the Lender’s hands, all sums necessary to effect the indemnities contained in this Clause and all sums payable by the Chargor under this Clause shall form part of the monies secured by this Deed.

21.3	Indemnities separate

Each indemnity in each Finance Document shall:

(a)	constitute a separate and independent obligation from the other obligations in that or any other Finance Document;

(b)	give rise to a separate and independent cause of action;

(c)	apply irrespective of any indulgence granted by the Lender;

(d)	continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any Liability or any other judgment or order; and

(e)	apply whether or not any claim under it relates to any matter disclosed by the Chargor or otherwise known to the Lender.

22.	SET-OFF

The Lender may set off any matured obligation due from the Chargor under the Finance Documents (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to the Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

23.	RIGHTS, AMENDMENTS, WAIVERS AND DETERMINATIONS

23.1	Ambiguity

Where there is any ambiguity or conflict between the rights conferred by law and those conferred by or pursuant to any Finance Document, the terms of that Finance Document shall prevail.

23.2	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of the Lender or Delegate any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

23.3	Amendments and waivers

Any term of this Deed may be amended or waived only with the consent of the Lender and the Chargor.

23.4	Determinations

Any determination by or certificate of the Lender or any Delegate under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	NOTICES

25.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

25.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the other by not less than five Business Days’ notice.

To the Lender:	Bank of China (Hong Kong) Limited 17/F Bank of China Centre Olympian City 11 Hoi Fai Road, West Kowloon Hong Kong Facsimile number: (852) 2526 7478 Attention: Loans Division (Project Section)

To the Chargor:	TOM ONLINE INC. 48th Floor, The Center 99 Queen’s Road Central Hong Kong Facsimile number: (852) 2189 7446 Attention: Company Secretary

25.3	Delivery

(a)	Any communication or document made or delivered to the Chargor under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form, subject to confirmation of uninterrupted transmission by a transmission report PROVIDED THAT any notice despatched by facsimile after 17:00 hours (at the place where facsimile is to be received on any day) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received on any day) on the next Business Day; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 25.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified with the Lender’s signature below (or any substitute department or officer as the Lender shall specify for this purpose).

26.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

27.	ASSIGNMENT AND PARTICIPATION

(a)	This Deed shall be binding upon and enure to the benefit of each Party and its successors and permitted assigns, except that the Chargor may not assign or transfer any of its rights or benefits or obligations hereunder.

(b)	The Lender may, with the prior written consent by the Chargor, at any time assign or transfer all or any part of its rights or benefits and obligations hereunder to any companies or financial institutions within Bank of China Group or to any other companies.

(c)	If the Chargor is so requested by the Lender, the Chargor shall at the costs of the Lender execute a novation agreement with the Lender and its assignee under which the Lender is released from its obligations hereunder, or the part thereof corresponding to the rights so assigned, and the assignee assumes such obligations, or the relevant part thereof.

(d)	The Lender shall not disclose to any person (other than assignee or potential assignee with whom the Lender has entered into or may propose to enter into contractual relations in relation to this Deed provided that the Lender shall use its best endeavours to obtain appropriate confidentiality undertakings to be given by such recipient) such information about the Chargor and its affairs.

(e)	Any representation, warranty, undertaking and arrangement on the part of the Chargor shall survive the making of any assignment by the Lender hereunder, the change in the name of the Lender or its amalgamation with, or absorption by any other corporation.

28.	GOVERNING LAW

This Deed is governed by Hong Kong law.

29.	JURISDICTION

(a)	The courts of Hong Kong have non-exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, validity or termination any Finance Document) (a “Dispute”).

(b)	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

SCHEDULE 1

RIGHTS OF LENDER

Upon the occurrence of an Enforcement Event, the Lender shall have the right, either in its own name or in the name of the Chargor or otherwise and in such manner and upon such terms and conditions as the Lender thinks fit, and either alone or jointly with any other person:

(a)	Take possession

to take possession of the Charged Assets, and to require payment to it of all Interest including without limitation, to complete any transfer form and to procure the transfer of the Charged Assets into the name of the Lender or its nominee and, if necessary, take possession of and collect the Securities Certificates and/or other documents of title relating to the Charged Assets and/or cause physical documents of title to be withdrawn from any Clearing System and/or cause the Charged Assets to be deposited into any relevant Clearing System, in each case, at the cost and risk of the Chargor;

(b)	Deal with Charged Assets

to sell, transfer, assign, exchange or otherwise dispose of or realise the Charged Assets to any person either by public offer or auction, tender or private contract and for a consideration of any kind (which may be payable or delivered in one amount or by instalments spread over a period or deferred);

(c)	Borrow money

to borrow or raise money either unsecured or on the security of the Charged Assets (either in priority to the Charges or otherwise);

(d)	Rights of ownership

to exercise and do (or permit the Chargor or any nominee of it to exercise and do) all such rights and things as the Lender would be capable of exercising or doing if it were the absolute beneficial owner of the Charged Assets;

(e)	Claims

to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person relating to the Charged Assets;

(f)	Legal actions

to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Assets;

(g)	Redemption of Security

to redeem any Security (whether or not having priority to the Charges) over the Charged Assets and to settle the accounts of any person with an interest in the Charged Assets;

(h)	Spend money

in the exercise of any of the above powers, to spend such sums as he may think fit and the Chargor shall forthwith on demand repay to the Lender or the Receiver (as the case may be) all sums so spent together with interest on those sums at such rates as the Lender may from time to time determine from the time they are paid or incurred and until repayment those sums (together with such interest) shall be secured by the Charges; and

(i)	Other powers

to do anything else it may think fit for the realisation of the Charged Assets or incidental to the exercise of any of the rights conferred on the Lender under or by virtue of any Finance Document to which the Chargor is party, the CPO (only to the extent that the relevant provisions in the CPO are applicable to the Charged Assets), the Companies Ordinance and other applicable statutory provisions and common law.

SCHEDULE 2

SECURITIES

Identifiers (ISIN)	Issuers	Credit Ratings	Maturity	Coupon	Notional Amount
DE0008026071	Depfa ACS Bank	AAA	29-Oct-08	3.625%	10,000,000

US298785CZ73	European Investment Bank Luxembourg	AAA	16-Mar-09	3.375%	10,000,000

US458182CE02	I.A.D.B.	AAA	18-Nov-08	5.375%	10,000,000

US500769AQ75	Kredit Fuer Wiederaufbau	AAA	30-Mar-09	3.250%	10,000,000

US135087WS93	Government of Canada	AAA	05-Nov-08	5.250%	10,000,000

US4581X0AE89	I.A.D.B.	AAA	17-Mar-08	3.375%	10,000,000

	Total				60,000,000

SCHEDULE 3

CCASS DEFINITIONS

1.	Interpretation

Expressions used in this Schedule 3, unless the context otherwise requires, shall have the meanings ascribed to them in the General Rules of CCASS including, where the context permits, the Operational Procedures (as defined therein), as from time to time in force (“General Rules of CCASS”). For reference purposes, the following terms have, as at the date hereof, the following meanings under the General Rules of CCASS:

“Broker Participant” means a Participant admitted to participate in CCASS as a Broker Participant.

“CCASS” means the Central Clearing and Settlement System established and operated by the HKSCC.

“Clearing Agency Participant” means a Participant admitted to participate in CCASS as a Clearing Agency Participant.

“Clearing Agency Transaction” means a transaction, other than a SI Transaction, between a Participant other than an Investor Participant and a Clearing Agency Participant for settlement in CCASS as referred to in Rule 902.

“Collateral Security” means an Eligible Security which is from time to time held by or deposited with HKSCC by a Broker Participant for credit into the General Stock Collateral Account of such Participant, in accordance with Rule 3608.

“Debt Securities” means an issue of debenture or loan stock, debentures, bonds and notes and other securities or instruments, either interest bearing or non-interest bearing, acknowledging, evidencing or creating indebtedness whether secured or unsecured, options, warrants or similar rights to subscribe or purchase any other foregoing and convertible debt securities.

“Delivery Instruction” means an instruction of a Participant in such form as HKSCC may from time to time prescribe as being valid to effect book-entry delivery of Eligible Securities in CCASS to another Participant in respect of transactions in Eligible Securities accepted for settlement in CCASS, as referred to in Rule 1003.

“Eligible Security” means an issue of securities including Debt Securities which is from time to time accepted as eligible by HKSCC for deposit, clearance and settlement in CCASS in accordance with Rule 501, and where the context so requires, shall include any particular security or securities of such an issue.

“Exchange” means The Stock Exchange of Hong Kong Limited.

“Exchange Trade” means a trade in an Eligible Security between two Broker Participants effected on or reported to the Exchange.

“General Stock Collateral Account” means, in relation to each Broker Participant, the Stock Account in CCASS of such Participant to which are credited the Collateral Securities of such Participant, as referred to in Rule 601).

“HKSCC” means the Hong Kong Securities Clearing Company Limited including, where the context so requires, its agents, nominees, representatives, officers and employees.

“Investor Participant” means a person admitted to participate in CCASS as an Investor Participant who may be an individual or joint individuals or a corporation.

“Participant” means a person admitted for the time being by HKSCC as a participant in CCASS.

“Settlement Instruction” or “SI” means an instruction of a Participant, in such form as HKSCC may from time to time prescribe as being valid, relating to transactions in Eligible Securities (other than Exchange Trades or Clearing Agency Transactions) to be settled in CCASS, as referred to in Rule 904.

“SI Transaction” means a transaction to be settled in CCASS between two Participants other than Investor Participants as a result of the input of a Settlement Instruction, authorised, if required, by each Participant (such Settlement Instructions being matched in CCASS).

“Stock Account” means, in relation to each Broker Participant, each Stock Clearing Account, Stock Segregated Account and General Stock Collateral Account; in relation to each Investor Participant, each Stock Clearing Account; and, in relation to each Participant other than a Broker Participant and an Investor Participant, each Stock Clearing Account and Stock Segregated Account, allocated to and operated by it in which Eligible Securities of such Participant are credited or debited, as referred to in Rule 601.

“Stock Clearing Account” means, in relation to each Participant, the main Stock Account in CCASS of such Participant used for settlement purposes, as referred to in Rule 601.

“Stock Segregated Accounts” means, in relation to each Broker Participant, the Stock Accounts in CCASS of such Participant other than its Stock Clearing Account and General Stock Collateral Account and in relation to each Participant other than a Broker Participant and an Investor Participant, the Stock Accounts in CCASS of such Participant other than its Stock Clearing Account, as referred to in Rule 601.

2.	Reversal/reduction of CCASS credits

If at any time by reason of the exercise of any of the rights of HKSCC, whether under Rule 602 of the General Rules of CCASS or otherwise, any credit entries in the Stock Account of the Lender or its nominee which relate or which, in the reasonable opinion of the Lender, relate to the Charged Assets are reduced or reversed in whole or in part, the Chargor shall forthwith upon notification by the Lender or its nominee, cause to be delivered to the Stock Account of the Lender or, as appropriate, its nominee replacement Charged Assets which will result in the relevant credit entries being restored to the level immediately preceding the reduction or reversal.

SCHEDULE 4

FORM OF RELEASE REQUEST

To:	Bank of China (Hong Kong) Limited

Attention: [                    ]

TOM ONLINE INC. - Charge over Securities

dated [                    ] April 2005 (the “Charge”)

1.	We refer to the Charge. This is a Release Request. Terms defined in the Charge shall have the same meaning in this Release Request.

2.	Pursuant to Clause 5.3 (Permitted releases) of the Charge, we may request the release of specified Charged Assets from the Charges provided that the terms set out in paragraph (b) of Clause 5.3 (Permitted releases) of the Charge and paragraphs 3 and 4 below are satisfied.

3.	Upon the replacement of the Charged Assets specify in this Release Request by other Eligible Securities, the aggregate principal amount of the outstanding Loan will not exceed 95% of the Security Value of the Charged Assets.

4.	In accordance with Clause 5.3 (Permitted releases), we attach with this Release Request, a certificate signed by [name of director] confirming that no Enforcement Event has occurred and is continuing on the date of this Release Request or will occur as a result of this Release Request.

5.	Accordingly, we hereby request the release of the following Charged Assets from the Charges:

•	Type of Charged Assets to be released: [ ]

•	Amount of Charged Assets to be released: [ ]

6.	The Charged Assets listed under paragraph 5 above shall be delivered to us/our nominee in accordance with the details set out below:

Name:

Address:

Yours faithfully

authorised signatory for
TOM ONLINE INC.

In witness whereof this Deed has been executed as a deed on the date stated at the beginning.

THE COMMON SEAL of	)

TOM ONLINE INC.	)

was affixed in the presence of:	)

Signature verified by the Lender:

SIGNED by	)

for and on behalf of BANK OF CHINA	)

(HONG KONG) LIMITED	)